Exhibit 99.1

December 24, 2008

Dear Member:

This letter is intended to assist you in tax planning for 2008 as it relates to you as an investor in Northern Growers, LLC (also referred to here as “we” “our” or “us”). By providing our financial information for the nine months ended September 30, 2008, we hope that you will have some general parameters in preparing for your 2008 tax return. As you view the information below, please keep in mind that the financial information for 2008 is incomplete and will not be completed until after the final quarter on December 31, 2008 and our year-end audit. In addition, final tax income numbers, which differ from net or book income based primarily on depreciation schedules, will not be available until we provide you with a Form K-1, which is expected to be completed and sent in mid February of 2009.

With respect to book income, based on our Form 10-Q for the nine months ended September 30, 2008, which we encourage you to read at poet.com (clicking on “Meet POET”, “Plants”,  “Big Stone, SD,” “Become an Investor” and “SEC Reports”), unaudited book loss for the nine months ended is ($2,362,790) or ($0.046) book loss per unit. There have been no distributions declared or issued for tax year 2008.  Book income (loss) is based on a total of 50,628,000 capital units outstanding. Final financial information for the fourth quarter and year ended December 31, 2008, however, is not yet known, but as stated in our Form 10-Q for the nine months ended, we expect a downward trend in book income for the foreseeable future because of the depressed price of ethanol. With respect to tax income for the 2008 year, the expansion of our plant in May 2007 from 40 million gallons to 75 million gallons will impact our tax depreciation and therefore tax income. Similar to last year, we will not qualify in 2008 for the federal Small Ethanol Producer Tax Credit.

To reiterate, our book loss for the nine months ending September 30, 2008 is ($0.046) loss per unit, and the K-1 tax forms will be mailed to members in mid February of 2009.

The reverse side of this letter contains personal information relating to the number of units you hold in Northern Growers as of December 31, 2008.

Thank you for your attention to this matter.

Northern Growers, LLC

Bob Metz

President